Exhibit 99

NIC Earns 16 Cents Per Share in Third Quarter 2014; Declares Special Cash Dividend of 50 Cents Per Share

Forbes and Barron’s again recognize the Company’s exceptional financial performance

OLATHE, Kan.--(BUSINESS WIRE)--November 6, 2014--NIC Inc. (NASDAQ: EGOV), the dominant provider of official eGovernment services, today announced net income of $10.4 million and earnings per share of 16 cents on total revenues of $69.5 million for the three months ended September 30, 2014. In the third quarter of 2013, the Company reported net income of $5.1 million and earnings per share of 8 cents on total revenues of $61.3 million. As previously reported, results for the prior year quarter include a non-cash pre-tax charge of approximately $5.1 million (approximately 5 cents per share on an after-tax basis) to write off outstanding accounts receivable.

On October 27, 2014, NIC’s Board of Directors declared a special cash dividend of 50 cents per share, payable on November 20, 2014 to stockholders of record on November 7, 2014. The dividend payout will total approximately $33.0 million based on the current number of shares outstanding.

Quarterly portal revenues were $65.3 million, a 13 percent increase over third quarter 2013. On a same-state basis, portal revenues were $60.2 million in the current quarter, a 9 percent increase over the third quarter of 2013. Same-state, transaction-based revenues from Interactive Government Services (IGS) rose 11 percent over third quarter 2013, with same-state revenues from Driver History Records (DHR) up 9 percent, due to DHR price increases in three states and continued transaction volume growth across several states. Same-state portal time & materials revenues decreased 11 percent and same-state portal management revenues were up 3 percent for the quarter.

Current quarter revenues from the Company’s newer portals in Pennsylvania, Wisconsin, and Connecticut totaled $4.4 million. The Company did not recognize any revenue from its Pennsylvania contract in the prior year quarter, the Wisconsin portal began generating revenues in September 2013, and the Connecticut portal began generating revenues in the second quarter of 2014. Revenues from the Virginia state agency partnerships were $0.8 million in the current quarter, while revenues from the legacy Virginia state portal contract in the prior year quarter were $1.3 million. The legacy Arizona state portal contract expired on March 26, 2014, while revenues from this contract in the prior year quarter were $0.8 million.

“If you focus on your passion and do what is in the best long-term interests of the Company, success will follow,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “We continue to launch new services for our government partners, find new ways to drive eGovernment innovation and return meaningful amounts of capital to shareholders with another special cash dividend – our business is as solid as ever.”

NIC’s portal gross profit percentage was 42 percent in the current quarter compared to 31 percent in the third quarter of 2013, which primarily reflects the one-time non-cash charge of $5.1 million and start-up losses from the Wisconsin and Pennsylvania portals in the prior year quarter.

Software & services revenues were $4.2 million in the current quarter, up 17 percent from the third quarter of 2013, in part due to an increase in revenues from the federal Pre-employment Screening Program.

“Our ability to grow organically is one of the strongest facets of our business,” said Steve Kovzan, NIC Chief Financial Officer. “The third quarter was no different – healthy organic growth continues to fuel our financial results.”

Operational Highlights

During the quarter, two NIC subsidiaries received contract extensions. The Tennessee Division of NICUSA received an 18-month contract extension from the State of Tennessee, and Delaware Interactive, LLC received a six-month extension from the State of Delaware to continue providing transition services through March 31, 2015.

In October 2014, Forbes announced its annual ranking of the “100 Best Small Companies in America” with annual revenues between $5 million and $1 billion. NIC was ranked No. 36 on the list, marking the sixth consecutive year that NIC has received this national recognition. Criteria included earnings growth, sales growth, and return on equity in the past 12 months and over five years, as well as stock performance.

The Company also was notified recently that it has been included in the Barron’s 400 Index, which selects the top 6 percent of all publicly traded companies in North America based on strong financial performance. This is the fourth consecutive year that NIC has been included in the index, placing it in an exclusive group of only 1.5 percent of all companies in North America to achieve the ranking in consecutive years.

Third Quarter Earnings Call and Webcast Details

On the call, the Company will discuss its 2014 third quarter financial results, and answer questions from the investment community. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information

Thursday, November 6, 2014
4:30 p.m. (EST)

Call bridge:	888-299-7209 (U.S. callers) or 719-457-2689 (international callers)
Conference ID:	8221705
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen: The Webcast system is available at http://www.egov.com/investors. A replay of the Webcast will be available until 11 p.m. (EDT) on May 6, 2015, by visiting http://www.egov.com/investors.

About NIC

Founded in 1992, NIC (NASDAQ: EGOV) is the nation's leading provider of official government websites, online services, and secure payment processing solutions. The Company's innovative eGovernment services help make government more accessible to everyone through technology. The family of NIC companies provides eGovernment solutions for more than 3,500 federal, state, and local agencies in the United States. Forbes has named NIC as one of the “100 Best Small Companies in America” six times, most recently ranked at No. 36 (2014), and the Company has been included four times on the Barron’s 400 Index. Additional information is available at http://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the current fiscal year, statements regarding the planned implementation of new portal contracts and projects under existing portal contracts, and statements regarding continued implementation of NIC’s business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC's ability to implement its new portal contracts and new projects in a timely and cost-effective manner; NIC’s ability to successfully increase the adoption and use of eGovernment services; the possibility of reductions in fees or revenues as a result of budget deficits, government shutdowns or changes in government policy; the success of the Company in renewing existing contracts and in signing contracts with new states and federal government agencies; continued favorable government legislation; NIC’s ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; the possibility of security breaches through cyber attacks and any resulting liability; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014. Any forward-looking statements made in this release speak only as of the date of this release. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts and percentages

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Portal revenues	$65,304	$57,721	$193,595	$177,857
Software & services revenues	4,223	3,609	12,484	10,635
Total revenues	69,527	61,330	206,079	188,492
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	38,071	39,755	113,001	107,416
Cost of software & services revenues, exclusive of depreciation &
amortization	1,246	928	3,420	3,220
Selling & administrative	11,439	10,387	32,604	30,054
Depreciation & amortization	2,292	2,145	6,819	6,221
Total operating expenses	53,048	53,215	155,844	146,911
Operating income	16,479	8,115	50,235	41,581
Other income (expense), net	(19)	4	(147)	(17)
Income before income taxes	16,460	8,119	50,088	41,564
Income tax provision	6,099	3,026	19,322	15,707
Net income	$10,361	$5,093	$30,766	$25,857

Basic net income per share	$0.16	$0.08	$0.47	$0.39
Diluted net income per share	$0.16	$0.08	$0.47	$0.39

Weighted average shares outstanding:
Basic	65,288	64,961	65,197	64,854
Diluted	65,288	64,969	65,197	64,861

Key Financial Metrics:
Revenue growth - outsourced portals	13%	15%	9%	23%
Same state revenue growth - outsourced portals	9%	15%	8%	17%
Recurring portal revenue as a % of total portal revenues	95%	93%	95%	94%
Gross profit % - outsourced portals	42%	31%	42%	40%
Revenue growth - software & services	17%	20%	17%	18%
Gross profit % - software & services	70%	74%	73%	70%
Selling & administrative expenses as a % of total revenues	16%	17%	16%	16%
Operating income as a % of total revenue	24%	13%	24%	22%

Portal Revenue Analysis:
IGS transaction-based (formerly, Non-DMV)	$35,688	$32,197	$104,741	$96,372
DHR transaction-based (formerly, DMV)	24,695	19,037	73,188	63,829
Portal software development	3,101	3,922	9,416	9,961
Portal management	1,820	2,565	6,250	7,695
Total portal revenues	$65,304	$57,721	$193,595	$177,857

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands except par value amount

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash	$105,955	$74,245
Cash restricted for payment of dividend	-	22,982
Trade accounts receivable, net	61,898	52,818
Deferred income taxes, net	1,012	1,038
Prepaid expenses & other current assets	10,796	11,569
Total current assets	179,661	162,652
Property and equipment, net	12,959	15,167
Intangible assets, net	2,240	1,864
Other assets	352	290
Total assets	$195,212	$179,973

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$41,514	$39,112
Accrued expenses	19,337	20,822
Dividend payable	-	22,982
Other current liabilities	2,752	348
Total current liabilities	63,603	83,264

Deferred income taxes, net	1,466	2,432
Other long-term liabilities	2,943	2,341
Total liabilities	68,012	88,037

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
65,299 and 64,993 shares issued and outstanding	6	6
Additional paid-in capital	92,895	88,397
Retained earnings	34,299	3,533
Total stockholders' equity	127,200	91,936
Total liabilities and stockholders' equity	$195,212	$179,973

NIC INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

			Additional
	Common Stock		Paid-in
	Shares	Amount	Capital	Retained Earnings	Total
Balance, January 1, 2014	64,993	$6	$88,397	$3,533	$91,936
Net income	-	-	-	30,766	30,766
Restricted stock vestings	351	-	73	-	73
Dividend equivalents cancelled upon forfeiture of
performance-based restricted stock awards	-	-	35	-	35
Shares surrendered and cancelled upon vesting of restricted
stock to satisfy tax withholdings	(113)	-	(2,242)	-	(2,242)
Stock-based compensation	-	-	4,568	-	4,568
Tax deductions relating to stock-based compensation	-	-	1,065	-	1,065
Shares issuable in lieu of dividend payments on unvested
performance-based restricted stock awards	-	-	(108)	-	(108)
Issuance of common stock under employee stock purchase plan	68	-	1,107	-	1,107
Balance, September 30, 2014	65,299	$6	$92,895	$34,299	$127,200

NIC INC.
CASH FLOW SUMMARY
(UNAUDITED)
Thousands

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013

Cash flows from operating activities:
Net income	$10,361	$5,093	$30,766	$25,857
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	2,292	2,145	6,819	6,221
Provision for losses on accounts receivable	104	5,086	266	5,125
Stock-based compensation expense	2,154	1,190	4,568	3,267
Deferred income taxes	(969)	(322)	(2,463)	(1,142)
(Gain) loss on disposal of property and equipment	19	(4)	147	17
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable, net	(791)	3,479	(9,346)	(10,909)
(Increase) decrease in prepaid expenses & other current assets	(74)	(4,674)	2,296	(1,541)
(Increase) in other assets	(20)	(4)	(62)	(6)
Increase (decrease) in accounts payable	(4,303)	(2,373)	2,402	2,183
Increase (decrease) in accrued expenses	614	2,975	(3,802)	1,303
Increase (decrease) in other current liabilities	2,302	(1,061)	2,404	119
Increase in other long-term liabilities	189	148	602	862
Net cash provided by operating activities	11,878	11,678	34,597	31,356
Cash flows from investing activities:
Purchases of property and equipment	(1,335)	(1,687)	(3,988)	(3,945)
Capitalized internal use software development costs	(414)	(349)	(1,071)	(1,079)
Net cash used in investing activities	(1,749)	(2,036)	(5,059)	(5,024)
Cash flows from financing activities:
Proceeds from employee common stock purchases	-	-	1,107	904
Tax deductions related to stock-based compensation	168	599	1,065	1,335
Net cash provided by financing activities	168	599	2,172	2,239
Net increase in cash	10,297	10,241	31,710	28,571
Cash, beginning of period	95,658	80,688	74,245	62,358
Cash, end of period	$105,955	$90,929	$105,955	$90,929
Other cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$75	$5	$75	$5
Cash payments:
Income taxes paid	$6,827	$6,550	$20,664	$12,744
Cash dividends on common stock previously restricted for payment of dividend	$-	$-	$22,982	$-

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
adavied@egov.com